Exhibit 99.1

FOR IMMEDIATE RELEASE

December 15, 2020

NEW DIRECTOR TO JOIN TEJON RANCH CO. BOARD

Directors vote to add real estate finance and development expert Frawn Morgan

(Tejon Ranch, CA) Tejon Ranch Co. (NYSE: TRC) today announced the addition of Frawn Morgan to the Board of Directors of Tejon Ranch Co. She will join the Board effective January 1, 2021.

Ms. Morgan is the Managing Member and Chief Executive of LDC Advisors, LLC. She is a real estate development and advisory professional who has been responsible throughout her career for more than $10 billion of assets owned by institutional investors including private equity and public pension funds.

“We are very pleased to have Frawn Morgan join our Board of Directors,” said Gregory S. Bielli, president and CEO of Tejon Ranch Co. “She has extensive experience in all aspects of real estate development, including master planned communities, and we’re confident that she’ll be a tremendous asset for Tejon Ranch Co. as a member of the board.”

Operating as an independent fiduciary during the Great Recession years of 2008-2014, Ms. Morgan managed a multi-billion-dollar investment portfolio invested in real estate assets including master planned communities under development, active adult/resort projects, land in various stages of entitlement and planning, and raw land held for future development.

“I’m honored to be part of the Tejon Ranch Co. Board of Directors,” said Morgan. “It is easily the most significant real estate asset in California and I look forward to joining with other board members to guide the Company as it unlocks the value inherent in the land for the benefit of its shareholders and stakeholders, while working to preserve the Company’s rich legacy and position in California history.”

Ms. Morgan has multiple masters degrees from the University of Pennsylvania and Northeastern University in Boston, MA, and is in the process of obtaining a Doctor of Education degree in Organizational Leadership from Northeastern. She is a member of the Urban Land Institute’s Women’s Leadership Initiative District Council, the Women’s Housing Leadership Group, and the National Association of Women in Real Estate Businesses.

In addition to Morgan, the members of the Tejon Ranch Co. Board of Directors include Board Chairman, Norman J. Metcalfe, and directors Steven A. Betts, Gregory S. Bielli, Jean Fuller, Anthony Leggio, Geoffrey L. Stack, Daniel R. Tisch, and Michael H. Winer.

About Tejon Ranch Company (NYSE: TRC)

Tejon Ranch Company is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield. For more information on the company, visit www.tejonranch.com.

CONTACT:

Barry Zoeller

Senior Vice President, Corporate Communications & Investor Relations

(661) 663-4212

bzoeller@tejonranch.com